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EXHIBIT 99.1





                                 April 16, 2001

The Roosevelt Group, L.L.C.
400 North Fifth Street
Suite 200
St. Charles, Missouri 63301

Bradshaw Capital Management, L.L.C.
P.O. Box 1972
Village of Pinehurst, North Carolina 28370

Gentlemen:

      This letter is in response to the letter from your counsel dated April 2, 2001. We are replying publicly in order to clarify some inaccuracies in your counsel's letter and to ensure that our shareholders are aware that we take the concerns of our shareholders seriously. You have requested a conversation with First Bancorp's financial advisor for the purpose of understanding how First Bancorp's Board of Directors determined to reject the offer of Pulaski Financial Corp. to acquire First Bancorp. We believe that communication between you and our financial advisor is inappropriate and would not be productive and therefore we decline your request.

      First Bancorp's Board of Directors engaged a highly experienced and nationally recognized financial advisory firm to assist it in its evaluation of Pulaski's offer. The firm's senior member and our primary advisor has more than 20 years of experience assisting financial institutions on strategic planning and valuation matters. The Board considered the advisor's qualifications and was comfortable with the thorough analysis performed.

      We do not believe that engaging in a game of dueling advisors in which we seek to poke holes in each other's analysis would be in the best interest of the company or its shareholders. An open ended public debate over the financial analysis that supported the Board's decision versus the analysis that you presented would mislead shareholders insofar as it would omit other material factors considered by the Board and would distract management from operating the company. Furthermore, it is not First Bancorp's practice to publicly disclose internal estimates of future earnings. Due to the public nature of the correspondence from you and Pulaski, we believe it is inevitable that our internal projections would be become public if we shared them with you. This could lead shareholders to place undue reliance on those projections and possibly result in additional disclosure obligations and increased risk of liability on the part of First Bancorp.



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      We did not address the issue of regulatory approval in our letter to
Pulaski because the Board of Directors determined at this time to address Pulaski's offer on its merits. However, in the interest of providing our shareholders with complete and accurate information, we must dispute your contention that we do not have any regulatory prohibitions that would prevent us from accepting Pulaski's offer. Current and proposed rules provide that no person or company may acquire more than 10% of any class of equity security of a recently converted institution without approval of the Office of Thrift Supervision. (See 12 C.F.R. 563b.3(i)) Last July, in comments published in the Federal Register, the OTS expressed its belief that acquisitions in the first three years following conversion are not always in the best interests of the institution, the communities served by the institution and shareholders and that even friendly acquisitions in the first three years following conversion may not be consistent with the conversion regulations. The OTS stated that it intends to take a very close look at applications to make sure that all criteria are fully met before it will give approval of acquisitions within the first three years following conversion. Based on our conversations with the staff of the OTS regarding these published comments, we believe that there are significant regulatory impediments to the proposed transaction with Pulaski. Moreover, we believe that changing the primary federal regulator for First Federal Savings Bank through a charter conversion likely would be perceived as an attempt to circumvent OTS policy and regulation and would be opposed by the OTS. We believe that you are aware of the OTS's concerns and are being disingenuous when you dismiss issues regarding the feasibility of the Pulaski proposal. Even if we accepted your financial analysis, we would be irresponsible if we did not consider the likelihood of securing regulatory approval before abandoning our plan and embarking on a long and expensive road towards a merger.

      Finally, we must also dispute your criticism of our share repurchase program. In the less than two years since First Bancorp went public, the company has completed the repurchase of over 14% of the shares originally issued and has begun the repurchase of approximately 15% of the shares currently outstanding. As you no doubt are aware, federal securities laws that prohibit First Bancorp from purchasing or selling securities while in possession of material nonpublic information necessarily limit the company's ability to repurchase shares during the trading blackout periods established under First Bancorp's insider trading policy and during periods where the Board of Directors is considering important strategic matters the disclosure of which would likely influence an investor's investment decision.

      As we informed Pulaski, we are mindful of the interests of all shareholders in seeing First Bancorp improve its earnings and return on equity without taking on undue risk. We look forward to working towards these goals with the best interests of all shareholders in mind.

                                    Sincerely,

                                    /s/ Harold Duncan

                                    Harold Duncan
                                    Chief Executive Officer